UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2024

cbdMD, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Westinghouse Blvd Suite A, Charlotte, NC 28273
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-3060

___________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	YCBD	NYSE American
8% Series A Cumulative Convertible Preferred Stock	YCBD PR A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On August 15, 2024, cbdMD, Inc. filed a Current Report on Form 8-K (SEC Accession No. 0001437749-24-027041) (the “Original 8-K”).  The Original 8-K erroneously stated that the $230,000 non-cash amount relating to the termination of the original lease was an expense when it was a non-cash gain.

Item 8.01 Other Events.

As previously disclosed by cbdMD, Inc. (the “Company”), in March 2024 the Company and its former executive offices landlord (“Landlord”) entered into a License Agreement and a Lease Forbearance Agreement (the “Forbearance Agreement”) to terminate the lease of the Company’s former executive offices (the “Former Facilities Lease”). The Company has satisfied all payment requirements under the Forbearance Agreement and License Agreement. On August 15, 2024 made a payment of $255,000 (the “Payment”) to satisfy all past due payments and amounts under the Former Facilities Lease. The Company and Landlord entered into a mutual release and settlement agreement and the Company has no obligations (payments or otherwise) owed to Landlord under any of the agreements described in this current report on Form 8-K.

As a result of the Payment, the Company anticipates realizing an approximate $550,000 gain on the settlement of accrued past due rent, interest and penalties. This gain is in addition to the approximate $230,000 non-cash gain that resulted from the elimination of the right of use asset and the right of use liability under the termination of the original lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: August 19, 2024	By:	/s/ T. Ronan Kennedy
T. Ronan Kennedy, Chief Executive Officer and Chief Financial Officer